Exhibit 99.1

SemiLEDs Reports Third Quarter Fiscal Year 2020

Financial Results

Hsinchu, Taiwan (July 10, 2020) — SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the third quarter of fiscal year 2020, ended May 31, 2020.

Revenue for the third quarter of fiscal 2020 was $1.6 million, a 2% increase compared to $1.5 million in the second quarter of fiscal 2020. GAAP net loss attributable to SemiLEDs stockholders for the third quarter of fiscal 2020 was $513 thousand, compared to a gain of $348 thousand in the second quarter of fiscal 2020, or a net loss of $0.14 per diluted share, compared to a net gain of $0.08 per diluted share for the second quarter of fiscal 2020.

GAAP gross margin for the third quarter of fiscal 2020 was 27%, compared with gross margin for the second quarter of fiscal 2020 of 36%. Operating margin for the third quarter of fiscal 2020 was negative 47%, compared with negative 26% in the second quarter of fiscal 2020. The Company’s cash and cash equivalents was $2.5 million at May 31, 2020, compared to $3.2 million at the end of the second quarter of fiscal 2020.

We are unable to forecast revenue for the fourth quarter ending August 31, 2020 at this time given the uncertain impact of COVID-19 on the economy and the Company.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee

Chief Financial Officer

SemiLEDs Corporation

+886-37-586788

investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	May 31,	February 29,
	2020	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,476	$3,157
Restricted cash and cash equivalents	85	83
Accounts receivable (including related parties), net	1,452	1,011
Inventories	2,680	2,513
Prepaid expenses and other current assets	788	808
Total current assets	7,481	7,572
Property, plant and equipment, net	5,733	5,842
Operating lease right of use assets	237	273
Intangible assets, net	89	91
Investments in unconsolidated entities	935	928
Other assets	193	186
TOTAL ASSETS	$14,668	$14,892
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$3,240	$3,613
Accounts payable	748	618
Advance receipt toward the convertible note	500	500
Accrued expenses and other current liabilities	2,950	2,829
Operating lease liabilities, current	116	136
Total current liabilities	7,554	7,696
Long-term debt, excluding current installments	4,361	4,620
Operating lease liabilities, less current portion	121	137
Total liabilities	12,036	12,453
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Subscribed stock	—	600
Additional paid-in capital	177,214	175,902
Accumulated other comprehensive income	3,667	3,676
Accumulated deficit	(178,298)	(177,785)
Total SemiLEDs stockholders' equity	2,583	2,393
Noncontrolling interests	49	46
Total equity	2,632	2,439
TOTAL LIABILITIES AND EQUITY	$14,668	$14,892

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	May 31,	February 29,
	2020	2020
Revenues, net	$1,569	$1,537
Cost of revenues	1,153	989
Gross profit	416	548
Operating expenses:
Research and development	375	307
Selling, general and administrative	782	633
Loss on disposals of long-lived assets	—	—
Total operating expenses	1,157	940
Loss from operations	(741)	(392)
Other income (expenses):
Gain on disposal of investment	—	634
Interest expenses, net	(95)	(100)
Other income (losses), net	270	167
Foreign currency transaction gain (losses), net	57	41
Total other income (expenses), net	232	742
Loss before income taxes	(509)	350
Income tax expense	—	—
Net loss	(509)	350
Less: Net gain (loss) attributable to noncontrolling interests	4	2
Net loss attributable to SemiLEDs stockholders	$(513)	$348
Net loss per share attributable to SemiLEDs stockholders:
Basic	$(0.14)	$0.10
Diluted	$(0.14)	$0.08
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic	3,738	3,613
Diluted	3,738	4,486

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